Exhibit 99
UNITED STATES OF AMERICA
BEFORE THE
FEDERAL ENERGY REGULATORY COMMISSION

Commonwealth Edison Company Exelon Generation Company, LLC	) )	Docket No. ER06-___
APPLICATION OF
COMMONWEALTH EDISON COMPANY
AND EXELON GENERATION COMPANY, LLC
UNDER SECTION 205 OF THE FEDERAL POWER ACT

Elizabeth Anne Moler Executive Vice President A. Karen Hill Vice President Exelon Corporation 101 Constitution Avenue, N.W. Suite 400 East Washington, DC 20001 (202) 347-7500	William S. Scherman Mary Margaret Farren Jeffrey A. Sherman Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 (202)371-7000

Darryl M. Bradford Vice President & Associate General Counsel Commonwealth Edison Company 440 S. LaSalle Street, Suite 3300 Chicago, Il 60605 (312) 394-7541

Christopher J. Bernard Lead Counsel Exelon Power Team Exelon Generation Company, LLC 300 Exelon Way Kennett Square, PA 19348 (610) 765-6510

October 17, 2005

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ATTACHMENTS

ATTACHMENT 1	SERVICE AGREEMENT

ATTACHMENT 2	CPP-B AND CPP-A SUPPLIER FORWARD CONTRACTS

ATTACHMENT 3	ILLINOIS AUCTION PROPOSAL (RIDER CPP)

ATTACHMENT 4	AFFIDAVIT OF DR. CHANTALE LaCASSE

ATTACHMENT 5	LETTER FROM GOVERNOR ROD R. BLAGOJEVICH TO ICC (AUGUST 31, 2005)

ATTACHMENT 6	COMMONWEALTH EDISON CO., DOCKET NO. 05-0159, ADMINISTRATIVE LAW JUDGE’S RULING (JUNE 1, 2005), INTERLOCUTORY APPEAL DENIED, NOTICE OF COMMISSION ACTION (JULY 15, 2005).

ii

UNITED STATES OF AMERICA
BEFORE THE
FEDERAL ENERGY REGULATORY COMMISSION

Commonwealth Edison Company Exelon Generation Company, LLC	) )	Docket No. ER06-___
APPLICATION OF
COMMONWEALTH EDISON COMPANY
AND EXELON GENERATION COMPANY, LLC
UNDER SECTION 205 OF THE FEDERAL POWER ACT
     Pursuant to Section 205 of the Federal Power Act (“FPA”) and Part 35 of the Commission’s Regulations, Commonwealth Edison Company (“ComEd”) and Exelon Generation Company, LLC (“ExGen”) (collectively, “Applicants”) 1 hereby submit for filing: (1) Service Agreement between ExGen and ComEd under ExGen’s market-based rate tariff (Attachment 1 hereto) and (2) two standardized Supplier Forward Contracts from the Illinois Auction Proposal (“IAP”), designated as “CPP-B” and “CPP-A” Supplier Forward Contracts (Attachment 2 hereto).
     This filing is being made to facilitate the implementation of the IAP, which is a competitive auction procurement process to be held to allow ComEd to obtain the energy, capacity, and certain ancillary services necessary to deliver electric energy to ComEd’s electrical facilities in order to satisfy its provider of last resort (“POLR”) obligations in Illinois. The Service Agreement would permit ExGen to participate in auctions held as part of the IAP.

[1]	ComEd and ExGen are subsidiaries of Exelon Corporation (“Exelon”). ComEd is part of Exelon’s energy delivery business segment and owns no generation. ExGen is part of Exelon’s generation business segment.

ExGen and ComEd would execute the CPP-B or CPP-A Supplier Forward Contracts in the event that ExGen is a winning bidder in an auction held as part of the IAP. 2
     ComEd’s need to obtain energy, capacity, and certain ancillary services to satisfy its POLR obligations is absolute; ComEd’s current power supply contract expires by its own terms on December 31, 2006. A transparent, properly designed competitive auction is a well accepted vehicle for obtaining long-term power resources at the lowest cost. As explained below, however, recent developments in Illinois could undermine the auction proposal and place in jeopardy both ComEd’s ability to meet its POLR service obligation and the regional wholesale competitive market. Acting on this filing in an expeditious manner will facilitate the timely establishment of an efficient competitive procurement process in Illinois that meets the Commission’s criteria for a fair and open competitive procurement process. Applicants’ requests herein are consistent with prior authorizations granted by the Commission in connection with the New Jersey Basic Generation Service (“BGS”) competitive procurement auction.
     The Commission requires that affiliate power sales resulting from a competitive procurement process satisfy the principles set forth in Edgar/Allegheny.3 In support of the Service Agreement and the CPP-B and CPP-A Supplier Forward Contracts, Applicants request

[2]	ComEd has proposed three standard agreements for three different auction products included in the IAP. The CPP-B and CPP-A Supplier Forward Contracts are standard wholesale contracts to supply fixed-price energy, capacity, and related services ComEd requires to deliver power to certain ComEd residential customers and commercial customers. A third Supplier Forward Contract, the CPP-H, is a real-time based contract for certain customers in competitive markets. However, the CPP-H auction will not be conducted if the Commission approves a PJM Interconnection, L.L.C. (“PJM”) tariff implementing the proposed Reliability Pricing Model or a successor thereto that permits ComEd to purchase electric capacity directly from a PJM-administered market. The CPP-H contract is therefore not being submitted for approval at this time. In the event such CPP-H auction is in fact held, Applicants commit to separately file the CPP-H contract under Section 205. These contracts are discussed in more detail below.

that the Commission review the IAP (Attachment 3 hereto, also referred to as the Rider CPP4), and the affidavit of Dr. Chantale LaCasse, Senior Vice President of National Economic Research Associates, Inc. (“NERA”) (Attachment 4 hereto). As explained below and in Dr. LaCasse’s affidavit, the IAP is modeled after the New Jersey BGS auction, which the Commission has determined satisfies Edgar/Allegheny. See LaCasse Affidavit at ¶ 17. Dr. LaCasse, who has worked with ComEd throughout the development of the IAP, is the Auction Manager for the New Jersey BGS auction. Id. at ¶¶ 3-4. As explained in Section V below and in the attached affidavit of Dr. LaCasse, the IAP readily satisfies the principles set forth in Edgar/Allegheny. Id. at ¶ 24.
     Satisfaction of the Edgar/Allegheny principles forms the basis for accepting the Service Agreement and the CPP-B and CPP-A Supplier Forward Contracts as just and reasonable under Section 205. Consistent with prior precedent, discussed under Sections VI and VII, Applicants are submitting both: (i) a Service Agreement pre-authorizing ExGen’s participation in auctions held as part of the IAP; and (ii) the CPP-B and CPP-A Supplier Forward Contracts to be executed in the event that ExGen is a winning bidder in auctions held as part of the IAP.
     For the reasons discussed below in Section VIII, Applicants request that the Commission issue an order no later than December 15, 2005, addressing the limited federal issues enumerated in the following Section. It is important for this Commission to act in a timely manner to ensure that the actions that the Illinois Commerce Commission (“ICC”) is being asked to take by January 24, 2006, are fully consistent with federal law, especially with respect to Edgar/Allegheny.

[3]	Allegheny Energy Supply Co., LLC, 108 FERC ¶ 61,082 (2004) (“Allegheny”); Boston Edison Co. Re: Edgar Elec. Energy Co., 55 FERC ¶ 61,382 (1991) (“Edgar”).

I. STATEMENT OF ISSUES
     As required by Rule 203(a)(7), 18 CFR § 203(a)(7), Applicants provide the following list of issues and representative precedent. Sections V, VI and VII below provide a detailed description of the basis in fact and law for Applicants position and the requested action on each issue. Applicants request that the Commission issue an order addressing the following issues:

Issue 1:	IAP (Attachment 3 hereto). [5] Applicants request that the Commission find that the IAP satisfies the Edgar/Allegheny principles. Allegheny, 108 FERC ¶ 61,082; Edgar, 55 FERC ¶ 61,382. See also Public Service Elec. & Gas Co., 111 FERC ¶ 61,152 (2005) (“PSE&G”); Consolidated Edison Energy, Inc., 102 FERC ¶ 61,097 (2003) (“ConEd”).

Issue 2:	Service Agreement (Attachment 1 hereto). ExGen requests that the Commission accept for filing under Section 205 the attached Service Agreement under ExGen’s market based rate tariff permitting ExGen to participate in auctions held as part of the IAP, and, if selected as a winning bidder, to sell energy, capacity, and certain ancillary services to ComEd. ConEd, 102 FERC ¶ 61,097; Conectiv Energy Supply, Inc., 91 FERC ¶ 61,076 (2000) (“Conectiv”).

Issue 3:	The CPP-B and CPP-A Supplier Forward Contracts (Attachment 2 hereto). [6] Applicants request that the Commission accept for filing under Section 205 the attached CPP-B and CPP-A Supplier Forward Contracts to be executed by ExGen and ComEd in the event that ExGen is a winning bidder in auctions held as part of the IAP. PSE&G, 111 FERC ¶ 61,152. Applicants commit to file with the Commission the executed agreement for informational purposes. If the executed agreement differs from the attached Supplier Forward Contracts, Applicants will make a compliance filing in this docket. Applicants request that the Commission waive the requirement in Rule 35.3 (18 CFR § 35.3) that all rate schedules be

[4]	The term “CPP” refers to the Competitive Procurement Process.

[5]	The IAP (also called Rider CPP) attached hereto is identical to what ComEd filed in February 2005 with the ICC. Attached to the IAP is a list of changes thereto that ComEd recently filed with ICC. None of the changes impacts the factors the Commission historically has considered under Edgar/Allegheny.

[6]	The Supplier Forward Contracts are the contract documents ComEd filed in February 2005 revised to include changes proposed during the ICC proceeding.

tendered for filing with the Commission and posted not more than 120 days prior to the effective date.[7]
II. INTRODUCTION AND BACKGROUND
     This filing is precipitated by electric restructuring in Illinois and ComEd’s need to procure wholesale energy, capacity, and certain ancillary services on behalf of retail supply (POLR) customers after December 31, 2006, the end of the Illinois Restructuring Law’s8 transition period. The Restructuring Law, as amended, established a nine-year transition period with retail rates frozen at a cumulative twenty percent (20%) below 1997 levels for residential customers and at 1997 levels for other retail customers. Under the Restructuring Law, ComEd has a POLR obligation to provide generation services to retail customers who do not or cannot choose an alternative supplier or who choose to come back to the utility after taking service from an alternative supplier. Since ComEd was restructured and no longer owns any generating capacity, ComEd has purchased all the power necessary to satisfy its POLR obligation from its affiliate, ExGen, through a power supply contract that lasts for the duration of the statute’s mandatory transition period, when the transition to retail competition in Illinois will be complete. At that point, beginning January 1, 2007, ComEd will need to procure power from the market to fulfill its POLR obligations.
     As a long-standing supporter of competitive wholesale markets, and in anticipation of its post-2006 POLR responsibilities, in February 2005, ComEd filed with the ICC tariffs embodying a proposal to use a competitive auction process to purchase its supply of energy, capacity, and

[7]	If ExGen is a winning bidder in the auction, delivery under the Supplier Forward Contract(s) would begin January 1, 2007. As discussed below in Section VIII, waiver of the 120-day rule is reasonable under the circumstances presented here.

[8]	Illinois Public Utilities Act and the Electric Service Customer Choice and Rate Relief Law of 1997 (the “Restructuring Law”).

certain ancillary services in 2007 and beyond, and to calculate the power and energy component of retail rates based on the auction results. ComEd proposed a full requirements, simultaneous descending clock vertical-tranche auction similar to the New Jersey BGS auction. The Commission has previously reviewed and endorsed the New Jersey BGS auction and found that it satisfies Edgar/Allegheny principles. See, e.g., PSE&G, 111 FERC ¶ 61,152. Under ComEd’s auction proposal, the IAP, as in the New Jersey BGS auction, potential suppliers bid against each other to serve slices (or so-called “tranches”) of ComEd’s load, and ComEd’s acquisition price will be the lowest price at which the demands of its customers can be satisfied simultaneously. It is anticipated that the initial Illinois auction will be held in September 2006 and annually each year thereafter.
     ComEd’s filing of the IAP with the ICC flowed from the outcome of an extensive stakeholder process that the ICC conducted beginning in the spring of 2004 (the “Post-2006 Initiative”). Representatives of all stakeholder groups — customers, suppliers and utilities — reached consensus on a list of 18 criteria that a competitive procurement process should satisfy, and the ICC Staff report to the ICC concluded that a New Jersey-style auction would best meet those criteria. See LaCasse Affidavit at ¶ 13; The Post 2006 Initiative: Final [ICC] Staff Report to the Commission, Dec. 2, 2004, at 6-7. ComEd filed the IAP with the ICC as a rate filing, which, under Illinois law, was suspended for eleven months. After the submission of five rounds of pre-filed testimony, three weeks of hearings were held before an ICC administrative law judge, who is expected to issue a proposed decision on ComEd’s auction proposal in November 2005. The eleven-month suspension period expires in late January 2006, and ICC action is scheduled to occur at that time. That administrative process generally has gone well. ComEd has modified details of its proposal on auction rules and protocols to reach agreement with other stakeholders, and most parties in the case, including the ICC trial staff, are now in agreement on most issues.
     Applicants request that the Commission act expeditiously to issue an order finding that the IAP satisfies the updated Edgar/Allegheny principles and, accordingly, accepting for filing under Section 205 the Service Agreement and the CPP-B and CPP-A Supplier Forward Contracts.
III. SERVICE AND CORRESPONDENCE
     Applicants request waiver of the Commission’s regulations to the extent necessary to designate the following four individuals to receive service and correspondence:

Mary Margaret Farren Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW Washington, DC, 20005 (202)371-7878 Fax: (202) 661-0508 Email: mfarren@skadden.com	A. Karen Hill Vice President Exelon Corporation 101 Constitution Avenue, N.W. Suite 400 East Washington, DC 20001 (202) 347-7500 Fax: (202) 347-7501 Email: Karen.Hill@exeloncorp.com

Christopher J. Bernard Lead Counsel Exelon Power Team Exelon Generation Company LLC 300 Exelon Way Kennett Square, PA 19348 (610)765-6510 Fax: (610) 765-7510 Email: cbernard@pwrteam.com	Darryl M. Bradford
Vice President & Associate General
Counsel
Commonwealth Edison Company
440 S. LaSalle Street, Suite 3300
Chicago, Il 60605
(312) 394-7541
Fax: (312) 394-5733
Email: darryl.bradford@exeloncorp.com

IV. DESCRIPTION OF APPLICANTS
     ComEd and ExGen are subsidiaries of Exelon Corporation, a registered public utility holding company.9 Exelon distributes electricity to approximately 5.1 million customers in Illinois and Pennsylvania, and gas to 460,000 customers in the suburban Philadelphia area. As explained below, ComEd is part of Exelon’s energy delivery business segment, and ExGen is part of Exelon’s generation business segment.
     A. ComEd
     ComEd is engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.6 million retail electric utility service customers.
     ComEd does not own any generation; in response to and in keeping with the Illinois Restructuring Law and the evolution of wholesale competition, ComEd’s fossil generation fleet was sold to non-affiliates10 and its nuclear generation fleet was transferred to ExGen. To meet its POLR obligations, ComEd purchases its requirements from ExGen under an agreement that expires December 31, 2006. ComEd must purchase power and energy on behalf of its customers for 2007 and beyond.

[9]	The portion of PUHCA of 1935 which required registration has been repealed by the Public Utility Holding Company Act of 2005, effective February 8, 2006.

[10]	See, e.g., Kincaid Generation, L.L.C., 78 FERC ¶ 62,060 (1997) (disposition of Kincaid coal-fired generating facilities to Kincaid Generation, LLC); State Line Energy, L.L.C., 78 FERC ¶ 62,037 (1997) (disposition of State Line coal-fired facility to State Line Energy, L.L.C.); Commonwealth Edison Co., et al., 89 FERC ¶ 62,105 (1999) (disposition of coal-fired and oil- or gas- fired generating facilities to Edison Mission Energy).

     ComEd’s transmission system is under the operational control of PJM, which is the independent system operator and the Commission-approved RTO for the Mid-Atlantic and Midwest region in which it operates. PJM is the transmission provider under, and the administrator of, the PJM Open Access Transmission Tariff, operates the PJM Interchange Energy Market and Capacity Credit Markets, and conducts the day-to-day operations of the bulk power system of the PJM region. Under the PJM Tariff, transmission service is provided on a region-wide, open-access basis using the transmission facilities of the PJM members at rates based on the costs of transmission service.
     B. ExGen
     Exelon’s generation business is conducted by ExGen. ExGen was created in 2001, when Exelon restructured its business operations following the Unicom-PECO merger. ExGen combines its generation fleet with an experienced wholesale power marketing operation. ExGen’s wholesale marketing unit, Power Team, a major wholesale marketer of energy, uses ExGen’s energy generation portfolio, transmission rights and expertise to manage delivery of energy to ExGen’s wholesale customers under long-term and short-term contracts, including the contract expiring at the end of 2006 for the load requirements of ComEd. Power Team markets any remaining energy in the wholesale bilateral, over-the-counter and spot markets.
V. ISSUE 1: IAP SATISFIES EDGAR/ALLEGHENY PRINCIPLES
     The IAP, which is pending before the ICC, was carefully crafted to satisfy several objectives. It is designed to meet the ICC’s needs because it reflects the consensus in favor of an auction that was reached during the ICC’s Post 2006 stakeholder process. It also satisfies the Commission’s Edgar/Allegheny precedent, as it as modeled after the New Jersey BGS Auctions. And the IAP, once implemented, ensures ComEd’s ability to meet its POLR obligations. ComEd is taking steps to ensure that the ICC proceeding addressing ComEd’s auction proposal proceeds as scheduled. The requests herein are not intended to replace or interfere with the ongoing ICC proceeding.
     A. Standards for Affiliate Power Sales
     The competitive solicitation described herein satisfies the requirements established by the Commission for affiliate power sales in Edgar. Edgar established criteria by which the Commission would evaluate sales by affiliated power marketers or merchant generators to franchised utilities under section 205 of the Federal Power Act (“FPA”), 16 U.S.C. § 824d (2005).
     Edgar sets forth a “not necessarily . . . all- inclusive list” of methods by which a utility could demonstrate lack of affiliate abuse, including evidence of direct head-to-head competition between the affiliate and competing unaffiliated suppliers through a formal solicitation process such as the IAP described here. Edgar, 55 FERC ¶ 61,382 at 62,168. With respect to a formal solicitation process, the Commission requires evidence that the solicitation process was designed and implemented without any undue preference for the affiliate, that the analysis of bids did not favor the affiliate, and that the affiliate was selected based upon some reasonable combination of price and non-price factors. Id. If the selected affiliate bid was not the lowest priced option, the applicant must justify why it chose the affiliate over the alternative nonaffiliated sellers. Id. at 62,169.
     In Allegheny, the FERC provided additional “guidance as to the standards the Commission will use in the future to evaluate whether an [Request for Proposals (“RFP”)]. . .meets the Edgar criteria.” Allegheny, 108 FERC ¶ 61,082 at P 22. As the Commission explained, “[t]he underlying principle when evaluating an RFP under the Edgar criteria is that no affiliate should receive undue preference during any stage of the RFP. . .” Id. The following criteria are used to examine whether the RFP meets that underlying principle:

1.	Transparency: the competitive solicitation process should be open and fair.

2.	Definition: the product or products sought through the competitive solicitation should be precisely defined.

3.	Evaluation: evaluation criteria should be standardized and applied equally to all bids and bidders.

4.	Oversight: an independent third party should design the solicitation, administer bidding, and evaluate bids prior to the company’s selection.
Id. The following discussion shows that the IAP presented in this filing meets all four criteria.
     B. Description of the IAP and Consistency with New Jersey BGS
     The IAP is a competitive procurement approach modeled on the BGS auctions that have been used successfully in New Jersey. Dr. LaCasse, who was involved throughout the development of the IAP and testified in the ICC proceeding on behalf of ComEd, describes the IAP and all material deviations from the New Jersey BGS auction. See, e.g., LaCasse Affidavit at ¶¶ 7-22. Affiliate participation in, and wholesale agreements resulting from, the New Jersey BGS auctions have been approved previously by the Commission. PSE&G, 111 FERC ¶ 61,152; ConEd, 102 FERC ¶ 61,097; Conectiv, 91 FERC ¶ 61,076.
          1. Auction Format
     The IAP is designed as a single procurement process by which ComEd, as well as Ameren Corporation’s Illinois utilities, will procure supply for customers who are not served by a Retail Electric Supplier (“RES”) of their choice.11 A brief description of the auction format is as follows.

[11]	The auctions to supply the products sought by Ameren Corporation and ComEd to supply power service to default customers are similar, although ICC approval will be obtained under separate state proceedings. While certain limited details such as the length of supplier contracts may differ between the two company auctions, the auctions will be conducted at the same time and bidders will be able to bid in both auctions similar to the statewide New Jersey BGS auction.

     The product in the context of the IAP is the opportunity and, if a bid is a winning bid, the obligation to serve a percentage of a load category for a given term (e.g., serving 20% of the load of residential and commercial customers for a one-year term). These products are expressly specified in standardized Supplier Forward Contracts relating to the auction in question. LaCasse Affidavit at ¶ 7.
     Each category of load is divided into tranches, which represent a given specific percentage of that load category (e.g., roughly equivalent to 50 MW) to be bid during the auction. See id. The IAP will procure supply for those products through a single Simultaneous, Multiple Round Descending Clock Auction. See id. What this means is that tranches for all the products within the IAP are bid at the same time (i.e., “simultaneously”).
     The auction then proceeds in rounds. The Auction Manager announces a price for each product in each round. Bidders bid by stating how many tranches that they are willing to serve for each product at the announced prices. If the number of tranches bid in a round is greater than the number of tranches needed for a product, the price for that product is reduced for the next round. In the next round, bidders are given an opportunity to bid again. Under this process, prices descend throughout the auction gradually until the supply bid is just sufficient to meet the load needed. See id. The bidders holding the final bids when the auction closes are the winners. All winners for a given product receive the same price.
          2. Load Categories
     There are three load categories under the IAP: two fixed-price categories and one real-time pricing category. There will be a fixed-price product for (i) smaller customers (primarily those with demands less than 400 kilowatts — the “Blended” group discussed below) and (ii) larger customers (primarily those with demands between 400 kilowatts and three megawatts — the “Annual” group discussed below) who are eligible to take electric service under a rate that has not been declared competitive. The third category will be a real-time pricing product for even larger customers and for ComEd customers who do not elect fixed-price service (the “Hourly” group discussed below). See LaCasse Affidavit at ¶ 7; Rider CPP, Sheet Nos. 250-254.
     For smaller customers (i.e., the Blended group), suppliers will bid to provide full-requirements service to ComEd by providing energy, capacity, and certain ancillary services initially for five different supply periods ranging from 17 months to 65 months. The first auction will establish a rolling procurement process whereby, in future auctions, there will be three supply periods of one-year, three-years and five-years. Rider CPP, Sheet Nos. 251-252. For customers between 400 kilowatts and approximately three megawatts (i.e., the Annual group), suppliers will bid to provide such full-requirements service for an annual period (initially a 17-month term). See id. at Sheet No. 253. The fixed-price service to the Blended and Annual customer groups is similar to the seasonally fixed-price product addressed recently by the Commission regarding the New Jersey BGS auction. See PSE&G, 111 FERC ¶ 61,152 at P 4 (referring to “BGS—Fixed Energy Pricing” service).
     For very large customers, primarily those over three megawatts, who have greater access to retail choice suppliers, and for customers who elect real-time pricing (i.e., the “Hourly” group), the IAP provides for an auction in which bidders submit fixed-price bids for all components of the full requirements product except the energy requirements, which are fulfilled by the spot-settled price provided by PJM. This product is similar to the capacity product in the New Jersey BGS auctions for larger commercial and industrial customers. See PSE&G, 111 FERC ¶ 61,152 at P 4 (referring to “BGS—Commercial Industrial Energy Pricing” service); see also Rider CPP, Sheet Nos. 253-54. The CPP-H auction includes a single auction product with a one year duration (initially 17 months). However, the real-time auction for these customers will not be conducted in the event that the Commission accepts the relevant PJM tariff implementing the proposed Reliability Pricing Model or a successor thereto that permits ComEd to purchase electric capacity directly from a PJM-administered market. Rider CPP, Sheet No. 254; See supra note 2.
          3. Standard Contracts
     As stated above, the IAP is designed using standard contracts, termed “Supplier Forward Contracts,” forcing bidders to compete solely on the basis of price. See LaCasse Affidavit at ¶¶ 10, 15, 18, 21. The CPP-B and CPP-A standard contracts are non- negotiable wholesale supply agreements obligating each winning bidder to provide firm, full requirements electric service delivered to ComEd’s electric system. Id. at ¶¶ 7, 10, 20. There are no considerations of negotiations on non-price terms, allowing for direct comparison of suppliers’ offers. Id. The standard contracts are modeled largely on the New Jersey BGS auction contracts, with changes to reflect differences between New Jersey and Illinois restructuring rules. See id. at ¶ 17.
     The IAP contains three standard contracts — one applicable to each segment, or group of ComEd’s retail load:

CPP-B:	Applicable to the auction to provide full requirements to ComEd in amounts sufficient to serve percentage shares of ComEd’s supply obligation related to the “Blended Segment” of ComEd’s load, which includes all residential customers, commercial customers with demands generally less than 400 kW, and other customers specified in the IAP.

CPP-A:	Applicable to the auction to provide full requirements to ComEd in amounts sufficient to serve percentage shares of ComEd’s supply obligation related to the “Annual Segment” of ComEd’s load, which includes retail customers with demands greater than 400 kW but less than 3 MW.

CPP-H:	Applicable to the auction to provide full requirements to ComEd in amounts sufficient to serve percentage shares of ComEd’s supply obligation related to the “Hourly Segment” of ComEd’s load, which includes retail customers in the “Self-Generating” group and the “Competitive Declared” group, and ComEd customers who do not elect fixed-price service.

See Rider CPP, Sheet Nos. 261-262.
     The auction rules and Supplier Forward Contracts are provided to ICC Staff and made available to the public, including prospective bidders, about 105 days prior to the auction according to the timeline established in the IAP. See Rider CPP, Sheet Nos. 266-269. As discussed in Section VII below, Applicants are submitting for filing under Section 205 the CPP-B and CPP-A Supplier Forward Contracts.12
          4. Competitive Safeguards
     As Dr. LaCasse explains, competitive safeguards are built into the IAP that are sufficient to assure a competitive bidding environment. See LaCasse Affidavit at ¶ 12, 16. The IAP includes three main competitive safeguards. The first is the ability for the Auction Manager to cut back the volume purchased through the auction if this is necessary to ensure a competitive bidding environment. Any volume cut back from the auction would be procured through PJM-administered markets. Second, a load cap limits the number of tranches that a single bidder can bid and win in either the fixed-price auctions (i.e., the CPP-B and CPP-A auctions), or the hourly auction (i.e., the CPP-H auction). A bidder’s associated companies are considered as part of this load cap. This limits the influence that any one bidder can have on the results of the auction. Third, there is a set of detailed Association and Confidential Information Rules; during the application process, each qualified bidder must agree to abide by these rules. See id. Strict confidentiality requirements prevent certain types of transactions among bidders, prevent bidder collusion, and prevent any one bidder from gaining advantage in the auction through better information about its competitors. Id.

[12]	As noted above (see supra note 2), applicants are not submitting the CPP-H Supplier Forward Contract at this time. In the event that CPP-H auctions are conducted, Applicants separately will file the CPP-H contract under Section 205.

          5. Roles of the Auction Manager and ICC Staff
     The auctions are planned, coordinated, and conducted by a qualified, independent third party (the “Auction Manager”) reimbursed by ComEd. The Auction Manager is intimately involved in all aspects of the auction. See discussions in LaCasse Affidavit at ¶¶ 9, 13, 15, 22.
     For example, the Auction Manager is responsible for, among other things, conducting each auction, including scheduling the auction, making logistical arrangements for the auction process, publishing notice of the auctions to potential bidders, and setting bidding rules for the auction. In conjunction with ComEd, the Auction Manager will prepare the auction rules providing operational details for each auction, and prepare the Supplier Forward Contracts applicable to each service. See id.; Rider CPP, Sheet Nos. 261.
     The Auction Manager is also responsible for, among other things, (i) planning, coordinating, and conducting bidder information sessions, (ii) receiving bidder applications for pre-qualification and notifying applicants of the results of the qualification procedure, (iii) receiving and reviewing other information required of bidders before, during, and after the qualification process, (iv) resolving any issues relating to the affiliations of bidders, and (v) providing training and technical assistance to bidders with respect to applicable rules, bidding procedures, and communication protocols. See LaCasse Affidavit at ¶¶ 21, 22; Rider CPP, Sheet Nos. 255-256.
     The IAP provides that the Auction Manager plans, coordinates and conducts the IAP in accordance with auction procedures and rules, including, but not limited to, bidding administration and evaluation. See generally LaCasse Affidavit at ¶¶ 9, 13, 15, 22. For example, the Auction Manager is responsible for setting the bid prices in the initial rounds of the auction and setting the amount by which the bid price is decremented in each subsequent round. Following the auction, the Auction Manager, among other things, (i) announces the completion of the auction in accordance with the rules and procedures, (ii) reviews the auction immediately following its completion and submits a confidential report to the ICC within one business day thereafter, and (iii) prepares a public report. See id. at ¶ 22; Rider CPP, Sheet Nos. 255-256, 260.
     In order to further ensure the fairness of the auction and to provide additional oversight, the ICC and the ICC Staff are significantly involved in the IAP. The ICC is involved in overseeing the design of the auction, the eligibility rules, and other pre-auction details. The ICC will review the auction results, and if it does not call for an investigation, the auction results will be binding upon ComEd and bidders. See LaCasse Affidavit at ¶¶ 13, 22.
     The ICC Staff will have a major role in all aspects of the auction process, ensuring that the ICC-approved process is followed and that the interests of customers are protected. For example, the IAP stipulates that the Auction Manager conduct the auction in close consultation with ICC Staff. See LaCasse Affidavit at ¶¶ 13, 22. The ICC Staff will be present during the Auction and will be able to observe certain aspects of the conduct of the Auction. See id. at ¶ 22.
     In addition to its involvement throughout the process, the ICC Staff will submit a report to the ICC following each auction. Id. The report will provide an independent assessment as to whether the auction was conducted fairly and appropriately and all necessary actions to ensure the competitiveness and integrity of the process were taken. The ICC Staff will also highlight any issues or concerns for consideration by the ICC and will include recommendations regarding further action. See LaCasse Affidavit at ¶ 22; Rider CPP at Sheet No. 260.
     In addition, in fulfilling the functions specified in the IAP, the ICC Staff may consult experts as it deems appropriate. See id. at ¶¶ 13, 22. While the IAP initially submitted to the ICC contemplated a process by which the ICC Staff would have oversight functions and would also appoint an independent advisor (the “Auction Advisor”) to monitor the auction, see Rider CPP, Sheet No. 254, this requirement to appoint an Auction Advisor was subsequently modified, pursuant to comments received on this point, to give the ICC Staff the responsibility to perform the Auction Advisor’s functions. See, e.g., Exhibit 1 to Rider CPP, at 2 (noting changes to Auction Advisor). The ICC Staff has a wide range of experience and expertise in the administration of the Public Utilities Act, including the consumer protection functions addressed in the Act, that an independent advisor would not have. It was thus found that the ICC Staff would be the most appropriate entity to perform the monitoring, reporting and other duties originally proposed for the Auction Advisor, and that the ICC Staff may elect to employ the assistance of an independent Auction Advisor and/or any other expert(s) the Staff believes would be appropriate in performing Staff’s roles in the IAP. Thus, the activities formerly proposed for the Auction Advisor, including the submission of the formal report to the ICC, are activities to be performed by Staff, and the ICC Staff has the flexibility to retain experts as it deems necessary to assist in performing this function. See also LaCasse Affidavit at ¶ 13.
     C. The IAP Satisfies Allegheny Principles
     The IAP provides significant transparency, clarity, and oversight, all of which satisfy the four principles set forth in Allegheny. Dr. LaCasse discusses the IAP in detail and examines the specific factors the Commission considered when evaluating whether the New Jersey BGS auction met the Allegheny principles. Dr. LaCasse concludes that the IAP meets each factor the Commission considered in its evaluation of the New Jersey BGS auction. LaCasse Affidavit at ¶ 24. Below is an in-depth discussion of the IAP’s satisfaction of the Allegheny principles.
          1. Transparency Principle
In PSE&G, the Commission held that the “BGS auction achieved transparency in the design phase through a collaborative process involving informed parties with diverse interests and an on-the-record, public New Jersey Board proceeding.” PSE&G, 111 FERC ¶ 61,152 at P 10. The IAP is the result of a significant collaborative effort spearheaded by the ICC, involving a diverse group of stakeholders participating in an extensive series of workshops and meetings. A broad group of more than fifty stakeholders participated in the process, including representatives of all classes of customers, competitive retail suppliers, generators, other wholesale power sellers, labor, environmental interests, utilities, and state and municipal governments. Following ComEd’s submission of the IAP to the ICC, a full evidentiary record has been developed by supporters and opponents of the proposal in a formal 11-month proceeding before the ICC that will conclude in late January 2006. See LaCasse Affidavit at ¶ 13.
     Furthermore, the process of implementing each auction under the IAP meets Allegheny’s transparency principle. The IAP sets forth a timeline for the development of each auction. All applicable Auction Manuals are provided to the ICC Staff for informational purposes and made available to interested entities and the public well in advance of each auction. ComEd submits the Translation Documents to the Auction Manager, and the Auction Manager makes such Translation Documents available to interested entities. ComEd also submits the Supplier Forward Contracts to the ICC in an information filing. Each auction will be posted publicly and will provide ample opportunity for bidders to respond. See LaCasse Affidavit at ¶ 19; Rider CPP, Sheet No. 266-69.
     The IAP also provides for and describes the bidder application process, which is to be completed well in advance of each auction. See LaCasse Affidavit at ¶¶ 19, 21. For example, the Auction Manager will make first round application forms available to all bidders at least 85 days before each auction, and will make second round application forms available to all bidders at least 60 days before each auction. See Rider CPP, Sheet Nos. 258-260. These forms will apply to all bidders equally, and will set forth the qualification criteria. Bidders wishing to participate must submit these forms as provided on the schedule. The Auction Manager, and not ComEd, determines which bidders satisfy the applications. See LaCasse Affidavit at ¶¶ 19, 22.
     In addition, prior to each auction, the Auction Manager will inform bidders about the details of each auction, which include the numbers of tranches, the segments sought (e.g., fixed or real-time), the load cap applicable to each segment, and starting bid prices. See LaCasse Affidavit at ¶ 19; Rider CPP, Sheet No. 266. Through the involvement of the independent Auction Manager, all bidders will have equal access to data, and no party will have an informational advantage in any part of the solicitation process. See Allegheny, 108 FERC ¶ 61,082 at P 20, 23.
     In addition, during the auction, ICC Staff will monitor the bidding and evaluate the results. See LaCasse Affidavit at ¶ 13, 22. Other stakeholders will be informed of the progress of each auction held as part of the IAP through postings on the auction web site and through meetings with the Auction Manager as appropriate. At the end of the process, public reports will be made available. See LaCasse Affidavit at ¶ 13; Rider CPP, Sheet Nos. 254-257.
     All of this information will provide an open, transparent, and non-discriminatory auction process for all bidders. The IAP thus satisfies Allegheny’s transparency principle.
          2. Definition Principle
     The IAP satisfies Allegheny’s definition principle. The products sought through the IAP are defined in a clear and nondiscriminatory manner: full requirements service to serve the amount of load each bidder bids (i.e., each tranche). See LaCasse Affidavit at ¶¶ 7, 20. “Full-requirements” service is the energy, capacity, and certain ancillary services described in the applicable standardized Supplier Forward Contract necessary to deliver wholesale electric energy to ComEd’s electrical facilities. See id.; Rider CPP, Sheet No. 246. As Dr. LaCasse explains in her testimony, the clearly defined full- requirements products sought here are modeled after the products sought in the New Jersey BGS auctions. See LaCasse Affidavit at ¶ 17. As in the BGS auctions, IAP suppliers will fulfill wholesale market credit requirements, and will take, manage and price, all volume risks including those from weather and customer migration. Suppliers will be paid for each kWh of Supplier Forward Contract energy delivered to ComEd. This full-requirements product directly contributes to fulfilling the goal of having competitive entities take, manage and price POLR load and risks. Thus, the full-requirements product places price-risk management responsibility in the hands of competitive entities that are best suited to take, manage, and price these risks. This ensures that customers receive for these services a price that was disciplined by competitive forces. This also helps assure that these services can be provided as efficiently as possible, with each supplier free to hedge or meet requirements efficiently as they deem appropriate. See id. at ¶ 7.
     The IAP products are clearly defined, and thus the products do not favor affiliates or any potential bidder. See Allegheny, 108 FERC ¶ 61,082 at P 27-28. Furthermore, the IAP sets forth bidder qualification criteria and bid evaluation methods, and bidders have knowledge of the bidding and evaluation process before they place their bids. Accordingly, the IAP meets Allegheny’s definition criteria. PSE&G, 111 FERC ¶ 61,152 at P 11.
          3. Evaluation Principle
     The IAP satisfies Allegheny’s evaluation principle. The IAP provides that bids will be evaluated based on price alone, and, through the descending clock auction process, all winning bidders will be paid the same price. See Allegheny, 108 FERC ¶ 61,082 at P 29. The IAP documents make these criteria clear, and these criteria are applied equally to all bidders. See LaCasse Affidavit at ¶¶ 10, 16, 18, 19; Rider CPP, Sheet Nos. 251, 253. Thus, consistent with

Allegheny, all bidders can respond effectively to the auction. See Allegheny, 108 FERC ¶ 61,082 at P 30. As in Allegheny, id. at P 31, the IAP includes confidentiality agreements to protect the commercially sensitive information exchanged in the solicitation process. See LaCasse Affidavit at ¶¶ 10, 12, 16.
     Furthermore, bidders will be pre-qualified, as determined by the Auction Manager, well in advance of each auction. See LaCasse Affidavit at ¶ 21. The pre-qualification of bidders allows bid selection to be based on price alone; a factor the Commission found important in its consideration of the evaluation principle in connection with the New Jersey BGS auction. PSE&G, 111 FERC ¶ 61,152 at P 12. Evaluating bids solely on price ensures that affiliates or any potential bidders are not given preferential treatment during the selection phase of the process. See Allegheny, 108 FERC ¶ 61,082 at P 20.
     Indeed, the bidder application process is clear and is set out in the IAP and accompanying forms and rules. See LaCasse Affidavit at ¶¶ 10, 21, 22. Prospective bidders must submit standard application forms (available from the Auction Manager and on a public web site) to the Auction Manager, who decides whether the bidder meets the requirements, including creditworthiness requirements and an agreement to comply with all IAP rules, on those forms. Id. Further creditworthiness obligations are set forth in the standardized Supplier Forward Contracts, and all bidders must agree to the creditworthiness provisions in those contracts. All winning bidders accept and sign the standard Supplier Forward Contracts, and these contracts cannot be negotiated. Finally, the Auction Manager evaluates the bids, and the ICC reviews the results. See LaCasse Affidavit at ¶ 22; Rider CPP, Sheet Nos. 257-258, 262-265. These requirements are consistent with the auction process approved with respect to the New Jersey

BGS auctions, and thus the IAP satisfies Allegheny’s evaluation principle. See PSE&G, 111 FERC ¶ 61,152 at P 12.
          4. Oversight Principle
     The Commission previously has held, with respect to the similar BGS auctions held in New Jersey, that the detailed involvement of an independent consultant, the state commission and the state commission’s independent advisor, provided sufficient independent third-party oversight of the design, administration, and bid evaluation stages of the auction. PSE&G, 111 FERC ¶ 61,152 at P 13.
     In this case, each auction under the IAP will be conducted and implemented by an independent entity (the Auction Manager), who has no financial interest in any of the potential bidders, including ComEd and its affiliates, or in the outcome of the process. See Allegheny, 108 FERC ¶ 61,082 at P 33. The Auction Manager oversees the design, administration, and evaluation stages of the auction, consistent with Allegheny. Id. at P 32. As noted above, the IAP explicitly lists the duties and roles of the Auction Manager. In advance of each auction, the Auction Manager, in conjunction with ComEd, prepares the auction rules and prepares the Supplier Forward Contracts applicable to each service. The auction rules and Supplier Forward Contracts are then filed with the ICC for informational purposes and made available to the public, including prospective bidders. See LaCasse Affidavit at ¶ 19; Rider CPP, Sheet Nos. 266-69.
     Furthermore, the Auction Manager will manage the bidder qualification procedures and the bidding during the auction itself. In advance of each auction, the Auction Manager will make application forms available to all bidders as well, and will determine which bidders satisfy the application processes. See LaCasse Affidavit at ¶¶ 21-22. Also during this period, the Auction

Manager informs bidders about the auction details such as numbers of tranches, segments sought (e.g., fixed or real-time), and starting bid prices. See Rider CPP, Sheet Nos. 266-69.
     The Auction Manager also is responsible for maintaining a website for dissemination of auction information and for otherwise providing auction information to bidders. See LaCasse Affidavit at ¶¶ 9, 13, 15, 19; Rider CPP, Sheet Nos. 254-256. The Auction Manager will answer bidders’ questions and provide technical help to bidders with respect to the auction rules and the bidding procedures. Id. ComEd will not directly respond to any bidder inquiries; instead all questions and comments will be referred to the Auction Manager. In Allegheny, the Commission stated that an independent third party’s role as the “sole link for transmitting information between potential bidders and the RFP issuer” would also help to ensure that the RFP design does not favor any particular bidder, particularly an affiliate. Allegheny, 108 FERC ¶ 61,082 at P 34. The IAP is consistent with role of the Auction Manager in Allegheny.
     As explained above, the Auction Manager also conducts the auction by setting the bid prices in the initial rounds of the auction and setting the amount of the decrement in each subsequent round. See LaCasse Affidavit at ¶ 8. The auction will proceed into subsequent rounds until the supply bid at the price matches the need for the specific auction product. Bids are selected based on price, and all winning bidders receive the winning price. The Auction Manager evaluates the results and select winners without any input from ComEd. See id. at ¶ 22. At the end of each auction, the Auction Manager provides a confidential report to the ICC by the end of the business day after the completion of the auction, and provides timely reports to the public. See id. at ¶ 22. The clear rules set forth in the IAP providing for the detailed involvement of the Auction Manager in the auction satisfy Allegheny’s oversight principle.

     As discussed above, in addition to the Auction Manager, the ICC Staff will be intimately involved in the IAP, in consultation with experts as it deems appropriate. See id. at ¶¶ 13, 22. Among the ICC Staff’s duties noted above, the ICC Staff will work with the Auction Manager to establish protocols for the implementation of each auction. The ICC Staff also will be involved in the qualification and registration of bidders, a process which is run by the Auction Manager. Id. at ¶ 22. ComEd will have no authority to accept or reject an application. Id. During the auction, ICC Staff will be present and will be able to observe certain aspects of the conduct of the auction, as well as assess the results. In addition to its involvement throughout the process, the Staff will submit a formal report to the ICC following each auction. Id.
     The significant involvement of the Auction Manager, the ICC and the ICC Staff in the auction development and information distribution process, in conducting the auction, in monitoring the bidding, and in accepting the results of the auction satisfies Allegheny’s oversight principle.
VI. ISSUE 2: EXGEN/COMED SERVICE AGREEMENT IS JUST AND REASONABLE
     The Service Agreement (Attachment 1 hereto) under ExGen’s market based rate tariff between ExGen and ComEd would allow ExGen to participate in auctions held as part of the IAP and, if selected as a winning bidder, to enter into a supply agreement with ComEd. The Service Agreement would allow ExGen to participate in all Illinois auctions, namely the auctions for the Blended, Annual and, if held, Hourly Segments of ComEd’s retail load, in the first year such auctions are held and in each subsequent year. ExGen requests that the Commission accept the Service Agreement for filing, without hearing, effective on the date the Commission issues an order accepting the Service Agreement. ExGen will make sales to ComEd pursuant to the

Service Agreement only if ExGen elects to participate in the auctions and is a winning bidder in that process.
     The Commission has accepted similar service agreements in prior orders addressing the New Jersey BGS. In Conectiv, 91 FERC ¶ 61,076, the Commission accepted a similar service agreement under Conectiv’s market based rate tariff. The service agreement allowed Conectiv to participate in a New Jersey BGS competitive solicitation13 involving its franchised utility affiliate, Atlantic City Electric Company (“Atlantic”) and, if selected as a winning bidder, to enter into a generation supply agreement with Atlantic. The Commission approved the service agreement before the NJ Board approved Atlantic’s competitive solicitation proposal. The Commission held:
Under the terms of the proposed Atlantic Service Agreement, affiliate sales under the Atlantic Service Agreement will take place only as a consequence of a competitive bid process. In this circumstance, we agree that the competitive bid process alleviates our concerns regarding affiliate abuse. For this reason, we will accept the Atlantic Service Agreement for filing.
Id. at 61,269 (footnote omitted); see also ConEd, Inc., 102 FERC ¶ 61,097 (authorizing ConEd to participate in the New Jersey BGS auction involving its affiliated utility); PSE&G, 111 FERC ¶ 61,152 at P 15 (approving affiliate contracts resulting from BGS auctions and requested waivers).
     Applicants note that ComEd’s transmission facilities are under the control of PJM, which eliminates any concern that lack of access to ComEd’s transmission system could foreclose competitive opportunities. LaCasse Affidavit at ¶ 23. Similarly, the Commission has noted that, in regions with an RTO-operated market, as in PJM, “there is less risk” of foreclosing

[13]	The competitive solicitation at issue was part of a transition period RFP process and not part of the full statewide New Jersey BGS auction, first held in February 2002.

competition “if all parties have the option of selling into that market.” PSE&G, 111 FERC ¶ 61,152 at P 14 (2005) (“PSE&G ”).
     As demonstrated in Section V above, the IAP readily satisfies Edgar and each of the four Allegheny principles. A transparent competitive auction process that allows access to all qualified bidders, including the utility’s affiliates, provides maximum assurance that market forces are providing customers with adequate supply at the lowest available cost. Thus, the Commission should approve the Service Agreement permitting ExGen to participate in the IAP.
VII. ISSUE 3: THE CPP-B AND CPP-A SUPPLIER FORWARD CONTRACTS ARE JUST AND REASONABLE
     Applicants request that the Commission accept for filing as just and reasonable the attached CPP-B and CPP-A Supplier Forward Contracts (Attachment 2 hereto) to be executed by ExGen and ComEd in the event that ExGen is a winning bidder in the CPP-B or CPP-A auction. As stated above, the IAP provides for auctions for three load categories, each with a separate standard contract (i.e., the CPP-B, CPP-A and CPP-H contracts). The CPP-B auction involves supplying to ComEd energy, capacity, and certain ancillary services to meet ComEd’s load obligations for all residential customers and commercial customers with demands under 400 kW. The CPP-A auction involves providing such energy needs sufficient to serve ComEd’s supply obligation related to ComEd’s “Annual Segment” load, which includes retail customers with demands greater than 400 kW but less than approximately 3 MW. As stated above (see supra notes 2, 12), in the event that a CPP-H auction occurs, Applicants separately will file the CPP-H contract under Section 205.
     The CPP-B and CPP-A Supplier Forward Contracts attached hereto are the agreements ComEd filed in February 2005 in the ICC proceeding, updated to include changes proposed during the hearing stage of that proceeding. If ExGen is a winning bidder in the CPP-B or CPP-

A auction, Applicants commit to file with the Commission the executed agreement for informational purposes. If the executed agreement differs from the relevant CPP-B or CPP-A Supplier Forward Contract, Applicants commit to make a compliance filing in this docket.
     In PSE&G, 111 FERC ¶ 61,152, the Commission approved a master supplier agreement associated with the New Jersey BGS auction. The Commission applied the Allegheny principles and accepted the master supplier agreement between PSE&G and its competitive affiliate. As demonstrated in Section V, the attached CPP-B and CPP-A Supplier Forward Contracts, which are considered a part of the IAP, would meet the updated requirements of Edgar/Allegheny. See also LaCasse Affidavit ¶ 17.
VIII. EXPEDITIOUS FERC ACTION ON THIS FILING IS NECESSARY AND IS NOT PREMATURE
     It is entirely possible that some may suggest that it is premature for this Commission to address the IAP at this time — prior to the IAP being conducted. For the reasons set forth below, Applicants disagree.
     A. Commission Action At This Time Is Consistent With Precedent
     Applicants’ request that the Commission authorize ExGen’s participation in a future auction and, if a winning bidder, execution of the standard supplier contract is consistent with Commission precedent. As discussed above and reviewed below, in connection with the New Jersey BGS auction, the Commission has granted authorization before an auction was conducted based on a finding that the auction process satisfies any affiliate abuse concerns. This pre-auction authorization is critical to give applicants and the market needed regulatory certainty. Additionally, in the event an affiliate is a winning bidder in an auction, the resulting power supply contract will be accepted under Section 205.

     ConEd involved a Section 205 filing by ConEd and its affiliated franchised utility, Rockland Electric Company (“Rockland”) requesting Commission authorization for ConEd to make sales to Rockland, pursuant to ConEd’s market based rate tariff, as part of ConEd’s participation in an upcoming New Jersey BGS auction. ConEd, 102 FERC ¶ 61,097. The Commission authorized ConEd’s participation in the auction, explaining:
The Commission has approved affiliate sales based upon a competitive bidding process only after the Commission has evaluated the bidding process and determined that, based on the evidence, the proposal was a result of direct head-to-head competition between the affiliates and competing unaffiliated suppliers in a formal solicitation or informal negotiation process.
Id. at P 9 (emphasis added) (footnote omitted). The Commission noted that it already had evaluated the first New Jersey bid process in connection with the Section 205 filing by Conectiv in 2000, discussed below, and determined that the process “alleviates our concerns regarding affiliate abuse.” Id. The ConEd order makes clear that Commission evaluation of the bidding process before commencement of an auction is necessary to remove uncertainty regarding Commission acceptance of an affiliate supplier contract.
     Applicants here request that the Commission follow the same approach and timing in reviewing potential affiliate participation in the IAP.
     The Commission also pre-authorized affiliate participation in an auction in its order in Conectiv. 91 FERC ¶ 61,076. Conectiv made a Section 205 filing of a proposed service agreement under Conectiv’s market-based rate tariff providing for Conectiv (i) to participate in a future New Jersey BGS competitive solicitation involving its franchised utility affiliate, Atlantic, and (ii) if selected as a winning bidder, to sell capacity, energy and ancillary services to Atlantic. The Conectiv application related to a potential future affiliate sale in conjunction with an upcoming competitive solicitation. In that case, unlike here, at the time of the Commission filing Atlantic had not yet even filed its auction proposal with its state regulator. The Commission

approved the Conectiv-Atlantic service agreement before the New Jersey Board approved Atlantic’s auction proposal.14   The Commission held that:
Under the terms of the proposed Atlantic Service Agreement, affiliate sales under the Atlantic Service Agreement will take place only as a consequence of a competitive bid process. In this circumstance, we agree that the competitive bid process alleviates our concerns regarding affiliate abuse. For this reason, we will accept the Atlantic Service Agreement for filing.15
B.	Timely Implementation of the Auction Requires Commission Action In December 2005 and Waiver of the 120-Day Rule
     As discussed throughout this filing, due to the December 31, 2006 expiration of its existing power supply contract with ExGen, it is imperative that auctions held as part of the IAP commence early enough in 2006 such that ComEd will have power supply contracts in place effective January 1, 2007. ComEd obviously cannot wait until near the end of the current ExGen/ComEd power supply contract to develop, implement and complete a competitive solicitation process that is acceptable to the Commission (and the ICC). ComEd must receive regulatory authorizations from this Commission and the ICC in a timely manner such that there is sufficient time to complete the IAP before the existing ExGen affiliate agreement expires. ComEd estimates that the IAP will take approximately six months to complete.

[14]	On March 1, 2000, Conectiv filed its FERC 205 application. On March 14, 2000, Atlantic submitted its RFP proposal to the NJ Board. This Commission acted on Conectiv’s 205 filing on April 25, 2000, see Conectiv, 91 FERC ¶ 61,076, and the NJ Board approved Atlantic’s RFP proposal, with modifications, on May 15, 2000. In the Matter of Atlantic City Elec. Co., Decision & Order, Docket No. EM00030156 (May 15, 2005). As noted above, the competitive solicitation at issue in Conectiv was part of a transition period RFP process and not part of the full statewide New Jersey BGS auction, first held in February 2002.

[15]	Conectiv, 91 FERC ¶ 61,076, at 61,269 (emphasis added). Conectiv was issued prior to the Commission’s Allegheny order and did not contain an in-depth discussion of current affiliate-abuse issues.

     ComEd filed the IAP as a rate filing with the ICC in February 2005. From a timing perspective, this was necessary because under Illinois law rate filings may be suspended for up to eleven months. The ICC suspended the IAP for the eleven month period and is expected to issue a decision no later than January 24, 2006 when the eleven month period is due to expire. Commission action on this Section 205 filing in December 2005 is necessary to provide ComEd with sufficient time to propose any necessary modifications to its ICC filing in advance of ICC action in late January. ComEd does not believe that any modifications to the auction process are necessary, for the reasons enumerated above. However, if this Commission determines that modifications are necessary, ComEd is hopeful that any modifications to the ICC filing can be made in a manner that does not create any additional suspension issues or period before the ICC and does not jeopardize the commencement of the auctions held as part of the IAP. Thus, the sooner this Commission acts the better in order to better coordinate Commission and ICC respective actions.
     Equally important for sound resource planning is that the Commission waive the requirement in Rule 35.3 (18 CFR § 35.3) that all rate schedules be tendered for filing with the Commission and posted not more than 120 days prior to the effective date. Applicants are filing the Supplier Forward Contracts over a year in advance of the requested effective date in order to allow sufficient time for the procurement of power. Commission review of the IAP and acceptance of the agreements filed herewith at this time will facilitate ICC approval of the IAP and allow sufficient time for the orderly implementation of the IAP and auctions held thereunder. This process that is essential if ComEd is to meet its POLR obligations – a goal the Commission should support. The Commission has waived the 120-day requirement where, as here, there was the need to obtain regulatory approvals at an early stage of resource procurement activities. See

Carolina Power & Light Co., Letter Order, Docket No. ER05-1199-000, Aug. 30, 2005; Southern Calif. Edison Co., 106 FERC ¶ 61,183 at P46 (2004); Southern Co. Servs., Inc., 108 FERC ¶ 61,093 at P13 n.15 (2004). Thus, Commission action at this time is a critical part of a sound resource planning strategy and process for the post-2006 period.
C.	Commission Action Will Remove Uncertainty and Facilitate the Timely Commencement of the Auction
     It also is important for this Commission to act in the time frame requested to ensure that the actions the ICC is being asked to take by January 24, 2006, are fully consistent with federal law, especially with respect to Edgar/Allegheny. This will provide much needed regulatory certainty and help clarify and resolve (at least in part) an already complicated situation.
     As had been widely reported in the media, this Application comes at a time of great uncertainty in Illinois. Recent steps taken by the Illinois Governor and Attorney General, discussed below, place competitive wholesale markets and competitive procurement in serious jeopardy. This Section 205 filing, if approved, will demonstrate the Commission’s continued support for wholesale competitive procurement and aid the ICC in the exercise of its statutory authority. As discussed above, Commission action at this time will remove uncertainty as to whether the IAP is acceptable to the Commission and will allow sufficient time for ComEd to make any necessary modification to the IAP.
     It is well known that the Governor of Illinois recently sent a strongly-worded letter to the ICC Commissioners questioning the ICC’s authority to authorize the IAP and taking the position that he would consider the ICC’s approval of any auction procurement process a “serious neglect of duty or gross incompetence by the ICC.”16  In support of the Governor’s position, the Office of

[16]	Letter from Governor Rod R. Blagojevich to Commissioners, dated Aug. 31, 2005, at 1. The Governor’s letter is attached hereto at Attachment 5.

the Illinois Attorney General (“AG”), Citizen’s Utility Board, Cook County States Attorney and Environmental Law and Policy Center, have filed suit in Illinois state court seeking a declaratory judgment that the ICC lacks authority to approve the auction proposal. The AG had previously raised the same arguments before the ICC, requesting that the ICC dismiss ComEd’s auction proposal case. The ICC unanimously upheld the ALJ’s denial of that motion. 17
     As publicly reported, the widely held view is that the Governor and AG have taken this position because the expiration of the rate freeze at the end of 2006 will result in an increase in retail rates as wholesale purchase power costs to ComEd reflect current market prices. Both the Governor’s letter and the AG’s lawsuit assert that basing ComEd’s residential and small commercial and industrial retail rates on ComEd’s cost to procure energy and capacity in the wholesale market would unlawfully subject those customers to market-based rates. ComEd believes this position is without legal merit.
     Simply put, if the price at which ComEd is allowed to sell energy beginning in 2007 is significantly below ComEd’s cost to procure electricity from the wholesale market, there will be material adverse consequences to ComEd and, possibly, Exelon. As Exelon stated in a recent filing with the Securities and Exchange Commission:
Exelon and ComEd believe that these material adverse consequences could include, but may not be limited to, ComEd’s insolvency, loss of ComEd’s investment grade credit rating and a possible reduction in Exelon’s credit rating, limited or loss access for ComEd to credit markets to finance operations and capital investment, and loss of ComEd’s capacity to enter into bilateral long-term

[17]	Commonwealth Edison Co., Docket No. 05-0159, Administrative Law Judge’s Ruling, June 1, 2005, Interlocutory Appeal Denied, Notice Of Commission Action (July 15, 2005 (attached hereto at Attachment 6). On July 13, 2005, the ICC voted unanimously to uphold that decision. Id. ComEd has intervened in the AG’s lawsuit, denying the allegations in the complaint and seeking a determination that the ICC has appropriate legal authority to approve the proposed electricity procurement process pending before the ICC in ComEd’s auction proposal case.

energy procurement contracts, which likely would force ComEd to procure electricity at potentially higher and more volatile prices in the spot market. Moreover, to the extent ComEd is not permitted to recover its costs, ComEd’s ability to maintain and improve service will diminish and reliability will be impaired.
Exelon 8-K Filing, Item 8.01, Sept. 1, 2005. Requiring ComEd to bear the difference between its power supply costs and artificially low retail rates could bankrupt ComEd and send Illinois into an energy crisis similar to that experienced in California.18 As the Commission is painfully aware, the absence of a viable mechanism for obtaining long-term power supply contracts and the inability to recover power supply costs in retail rates sent several California utilities into bankruptcy or near bankruptcy.
     Perhaps just as important to the Commission is the harm that would result to wholesale competition and the market if the Governor’s position were to prevail. As a result of the Restructuring Law’s provisions encouraging divestiture and the evolution of competition in the wholesale generation market, ComEd divested its fossil generation to non-affiliates and transferred its nuclear units to ExGen. Because ComEd owns no generating assets of its own, the power and energy necessary to serve its customers must be purchased at wholesale. As part of the transfer of the nuclear units to ExGen, ComEd entered into power purchase agreements with ExGen for the duration of the transition period. With the end of the transition period, those contracts expire, and ComEd must enter into new wholesale power purchase agreements to serve its retail load in 2007 and beyond.
     As the Commission well knows, its jurisdiction over wholesale sales of power, such as those resulting from an auction, is exclusive. Nantahala Power & Light Co. v. Thornburgh, 476

[18]	As reported in recent trade press, Ameren Corp. is facing the same situation in Illinois. See Ameren warns of a ‘California-style meltdown’ in Illinois, Platts Electric Power Daily, Sept. 16, 2005, at 1.

U.S. 953, 966 (1986); Mississippi Power & Light Co. v. Mississippi, 487 U.S. 354, 371 (1988); see also 16 U.S.C. §§ 824(b), 824d. Nonetheless, the ICC’s approval of the IAP is important because it will establish in advance a fair and objective competitive process that the ICC, market participants and ComEd can be confident will result in a fair and competitive outcome. Under the IAP, ComEd will have exercised no discretionary choice of suppliers or of what products to buy; it simply will have purchased its equivalent retail power obligation at wholesale from the winning suppliers in the auction.
     In sum, it is important for this Commission to act now to ensure that the actions that the ICC is being asked to take by January 24, 2006, are fully consistent with federal law, especially with respect to Edgar/Allegheny. It is important for this Commission to act now to promote a rational procurement process that will enable ComEd to meet its POLR obligations fairly and efficiently. It is important that this Commission act now on these limited federal issues because, under the circumstances, it is important that as much potential uncertainty as possible is resolved promptly — as least as it relates to this Commission’s responsibilities. Resolving these limited federal issues by December 15, 2005, will remove a key issue in an already complicated situation.

IX. CONCLUSION
     As demonstrated above, as well as in the Attachments hereto, the IAP, the Service Agreement, and the CPP-B and CPP-A Supplier Forward Contracts each meet the updated requirements of Edgar/Allegheny and should be accepted for filing as just and reasonable. Applicants request that the Commission issue and order no later than December 15, 2005, addressing the issues set forth in the Statement of Issues identified in Section I, above.

Respectfully submitted,

/s/ William S. Scherman

Elizabeth Anne Moler Executive Vice President A. Karen Hill Vice President 101 Constitution Avenue, N.W. Suite 400 East Washington, DC 20001	William S. Scherman Mary Margaret Farren Jeffrey A. Sherman Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 (202)371-7060

Darryl M. Bradford Vice President & Associate General Counsel Commonwealth Edison Company 440 S. LaSalle Street, Suite 3300 Chicago, II 60605 (312)394-7541

Christopher J. Bernard Lead Counsel Exelon Power Team Exelon Generation Company, LLC 300 Exelon Way Kennett Square, PA 19348 (610)765-6510

October 17, 2005
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